"ROTH IRA ENDORSEMENT"
                  ENDORSEMENT APPLICABLE TO ROTH IRA CONTRACTS


When issued with this Endorsement, this Contract is a "Roth IRA Contract" which is issued as an individual retirement annuity contract which meets the requirements of Sections 408A and 408(b) of the Code. It is established for the exclusive benefit of you and your beneficiaries, and the terms below change, or are added to, the applicable provisions of this Contract. Also, your entire interest under the Contract is not forfeitable.

The following apply in addition to or in lieu of corresponding definitions in the Contract.

1.   ANNUITY COMMENCEMENT DATE (SECTION 1.04):

     You may not choose an Annuity Commencement Date later than our maximum maturity age currently age 90, and any period certain you select must conform to IRS life expectancy tables in Treas. Reg. Section 1.72-9.

2.   OWNER (SECTION 1.15):

     You must be both the Annuitant and the Owner.

3.   CONTRIBUTIONS (SECTION 3.01 AND 3.02)

     No Contributions will be accepted unless they are in United States cash (including checks). We reserve the right to accept electronic cash, which meets our specifications.

     We indicate in the Data Pages and in this Item 3 any limits on the type, source or amount of Contributions we will accept. Except as otherwise indicated in this Item 3 or the Data Pages, we will accept the following types of Contributions, discussed below, to this Roth IRA Contract: (i) "regular" Roth IRA contributions; (ii) rollover Contributions from another Roth IRA; (iii) conversion rollover contributions from a traditional IRA ("non-Roth IRA"); or (iv) direct custodian-to-custodian transfers from another Roth IRA.

     Regular Roth IRA Contributions. We will not accept regular Roth IRA Contributions which exceed $2,000 for any taxable year. "Regular" Roth IRA Contributions are those that are limited to the lesser of your compensation (defined for this purpose below) or $2,000 for any taxable year, and for which no income tax deduction is allowable. This $2,000 limit does not apply to rollover or direct transfer Contributions discussed below which meet the requirements of Section 408A of the Code.

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     Regular Roth IRA Contribution Limits for Contributions to other IRAs. This
     $2,000 limit applies to all of your regular contributions to all of your Roth IRAs for a taxable year. Also, if you make regular contributions to both Roth IRAs and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all of your Roth IRAs for that taxable year is reduced by the total of all regular contributions made to your non-Roth IRAs for the taxable year. Pursuant to our procedures then in effect, you may recharactererize a regular contribution to a non-Roth IRA as a regular contribution to this Roth IRA Contract within the limits discussed in this Item 3.

     Regular Roth IRA Contribution Limits Based on Modified Adjusted Gross Income. Your Regular Contributions to Roth IRAs may be further reduced by these modified Adjusted Gross Income (modified "AGI") limits. You cannot make Contributions to a Roth IRA for a taxable year if your Federal income tax return filing status for that year is "married, filing jointly" and your adjusted gross income AGI for that year is $160,000 or more. If your AGI is between $150,000 and $160,000, the maximum $2,000 Contribution is ratably phased out. You cannot make Contributions to a Roth IRA for a taxable year if your Federal income tax return filing status for that year is "single" and your AGI for that year is $110,000 or more. If your AGI is between $95,000 and $110,000 the maximum $2,000 Contribution is ratably phased out. You cannot make Contributions to a Roth IRA for a taxable year if your Federal income tax return filing status for that year is "married, filing separately" and your AGI for that year is $10,000 or more. If your Federal income tax return filing status for a taxable year is "married, filing separately", the maximum $2,000 Contribution is ratably phased out between AGI of $0 and $10,000. For purposes of this paragraph, modified AGI excludes any gross income attributable to the rollover of a non-Roth IRA to a Roth IRA. Also, if your modified AGI for a taxable year is in the phase-out range, the maximum regular Roth IRA contribution for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

     Definition of Compensation for Purposes of Regular Roth IRA Contributions. Compensation is defined as wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to, commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips and bonuses) and includes earned income, as defined in
     Section 401(c)(2) of the Code (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Section 401(c)(2) of the Code is applied as if the term trade or business for purposes of Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" includes any amount includible in gross income under
     Section 71 of the Code with respect to a divorce or separation instrument described in subparagraph (A) of Section 71(b)(2). If you are married and file a joint Federal income tax return with your spouse, and if your spouse has greater compensation than you do, you may treat your spouse's compensation as your own compensation, but only to the extent that your


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     spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a nondeductible contribution to a non-Roth
     IRA.

     Roth IRA to Roth IRA Rollover Contributions. You may make a qualified rollover Contribution as permitted by Sections 408A(e) and 408(d) of the Code from another Roth IRA. The $2,000 maximum Contribution limit does not apply. You may be required to designate the taxable year in which you converted any non-Roth IRA funds into Roth IRA funds.

     Direct Transfer Contributions. You may make a Contribution of a direct transfer of funds from another Roth IRA under Section 408A of the Code. There are no limits on the amount transferred. You may be required to designate the taxable year in which you converted any non-Roth IRA funds into Roth IRA funds.

     Non-Roth IRA to Roth IRA Rollover Contributions ("Conversion Rollover" Contributions). If you meet the modified adjusted gross income limits specified in Section 408A, you may make a qualified rollover contribution as permitted by Section 408A(c)(3)(B) of the Code and Sections 408A(e) and 408(d)(3) of the Code from another individual retirement plan under Section 408 of the Code which is not a Roth IRA. You cannot make a Conversion Rollover Contribution, if for the year the amount is distributed from a non-Roth IRA you are married and file a separate federal income tax return or have a modified AGI of over $100,000. For purposes of this paragraph, modified AGI excludes gross income attributable to the non-Roth IRA which is converted. There are no limits on the amounts of Conversion Rollover Contributions. You may be required to designate the year to which such a conversion of non-Roth IRA funds into Roth IRA funds applies.

     A "rollover Contribution" is one permitted by Section 408A(e) and 408(d)(3) of the Code, except the one-rollover-per-year rule of section 408(d)(3)(B) does not apply if the rollover contribution is from a non-Roth IRA.

     No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA Plan will be accepted from a SIMPLE IRA, prior to the expiration of the 2 year period beginning on the date the individual first participated in that employer's SIMPLE IRA Plan.

     If we determine that any Contributions would cause this Contract not to qualify under Sections 408A or 408(b) of the Code, we reserve the right to either (i) refuse to accept any such Contributions or (ii) apply such Contributions to a nonqualified deferred annuity contract or certificate for the exclusive benefit of you and your beneficiaries.

4.   DEATH BENEFITS (SECTION 6.01)

     Under either of the two following circumstances, the death benefit described in this Contract will not be paid at your death before the Annuity Commencement Date, and the coverage under the Contract will continue if:


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         1.  You are married at your death and the person named as death beneficiary is your surviving spouse; and

         2. Your surviving spouse elects to become "Successor Owner and Annuitant" of your Contract.

     Also, a death benefit will not be paid under this Section 6.01 if the "Beneficiary Continuation Option" under Item 6 of this Endorsement is in effect.

5. BENEFICIARY (SECTION 6.02) THE THIRD PARAGRAPH OF THE CONTRACT IS REPLACED WITH THE FOLLOWING:

     Any part of a death benefit payable for which there is no named beneficiary, pursuant to Section 6.02 of the Contract, living at your death will be payable to your surviving spouse, if any; if there is no surviving spouse, then to your children who survive you, in equal shares, if there are no children, then to your estate.

6.   BENEFICIARY CONTINUATION OPTION:

     This Item 6 will apply only if you die before the Annuity Commencement Date, and the beneficiary named pursuant to Section 6.02 of the Contract is an individual.

     If there is more than one beneficiary, and any beneficiary is not an individual, then this Item 6 does not apply, and the death benefit described in Section 6.01 of the Contract is payable.

     If this Item 6 applies and there is more than one beneficiary, the Annuity Account Value will be apportioned among your beneficiaries as you designate pursuant to Section 6.02 of the Contract.

     If the beneficiary qualifies to continue this Contract, and we receive the beneficiary's election within 60 days of receipt of proof of your death, the beneficiary may continue your Contract pursuant to this Item 6 under the terms set forth in (a) through (h) below. Your Contract may be continued by one or more beneficiaries (collectively, the "Continuation Beneficiary"). If there is more than one beneficiary, the election must be provided to us within 60 days by each beneficiary with respect to that beneficiary's portion of the Annuity Account Value. For any beneficiary who does not so timely elect, we will pay that beneficiary's share of the death benefit under Section 6.01 of the Contract in a lump sum.

        a. the Continuation Beneficiary will automatically become the Annuitant as defined in Section 1.01 of the Contract with respect to that Continuation Beneficiary's portion of the Annuity
            Account Value.

        b. the Continuation Beneficiary will have the same right to transfer amounts among the Investment Options as the Annuitant.


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         c.  the Continuation Beneficiary cannot make any additional
             Contributions.

         d. distributions to the Continuation Beneficiary will be made in accordance with requirements described in Item 7 of this Endorsement (Minimum Distribution Rules-At Death). If there is more than one beneficiary and any Continuation Beneficiary requests payment pursuant to Item 7 of this Endorsement, then all Continuation Beneficiaries must agree to make this payment election. If all Continuation Beneficiaries cannot so agree, then we will instead make a complete distribution of your entire interest no later than December 31st of the calendar year that contains the fifth anniversary of your death. Further, where payment under Item 7, numbered paragraph (1) of this Endorsement is elected by all Continuation Beneficiaries, the Annuity Account Value apportioned to each Continuation Beneficiary is distributed based upon the life expectancy of the oldest of the beneficiaries designated under Section 6.02 of the Contract, even if that individual does not elect to be a Continuation Beneficiary.

         e. the Continuation Beneficiary may withdraw the Annuity Account Value apportioned to such Continuation Beneficiary at any time; withdrawals made after we have received a Continuation Beneficiary's election to continue this Contract are not subject to a withdrawal charge.

         f. upon the Continuation Beneficiary's death, we will make a lump sum payment (other payment options are not available) to the person designated by the deceased Continuation Beneficiary to receive that deceased Continuation Beneficiary's portion of the Annuity Account Value, if any remains.

         g. the Contract cannot be assigned and must continue in your name for benefit of your Continuation Beneficiary.

         h. if a minimum income benefit under Section 7.08 of the Contract and/or a minimum death benefit under Section 6.01 of the Contract are in effect upon our receipt of proof of your death, the charges, if any, for such benefit(s) will no longer apply and the minimum income benefit and the minimum death benefit shall no longer be in force.

7.   MINIMUM DISTRIBUTION RULES - AT DEATH (SECTIONS 6.01 AND 6.02):

     No amount is required to be distributed prior to your death.

     At your death distribution of your entire interest will be completed no later than December 31 of the calendar year containing the fifth anniversary of your death, except to the extent that an election is made to receive distributions after your death in accordance with the following alternate form of distribution in (1) or (2) below:



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         (1)  If your interest is payable to a designated beneficiary, then your entire interest may be distributed over the life of, or over a period certain not greater than the life expectancy of, the designated beneficiary. Such distributions must commence on or before December 31 of the calendar year immediately following the calendar year of your death.

         (2) If the designated beneficiary is your surviving spouse, the date that distributions are required to begin in accordance with (1) above shall not be earlier than the later of (a) December 31 of the calendar year immediately following the calendar year of your death or (b) December 31 of the calendar year in which you would have attained age 70 1/2.

     If the designated beneficiary is your surviving spouse, and a Successor Annuitant and Owner option (described above in this Endorsement under Item 4 Death Benefits) is elected, the distribution of your interest need not be made until after your surviving spouse's death.

     Payments required under (1) or (2) above must be made at intervals of no longer than 1 year and must be either non-increasing or increasing only as provided in Q & A F-3 of Section 1.401 (a)(9)-1 of the proposed Treasury Regulations.

     For purposes of determining the "period certain" referred to above, life expectancy is computed by use of the expected return multiples in Table V of Treasury Regulation Section 1.72-9. If your surviving spouse is the designated beneficiary and does not elect the Successor Annuitant/Owner feature by the time distributions are required to begin, the surviving spouse's life expectancy will be recalculated annually. Such election will be irrevocable by the surviving spouse and will apply to all subsequent years. In the case of any other designated beneficiary, life expectancies will be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin, pursuant to this Section, and payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

8.   ANNUITY BENEFITS (PART VII):

     This Contract will begin to pay out as an Annuity for your life on the Annuity Commencement Date you select on the application unless you indicate to us another form of payment before such payments commence. If you or your beneficiary designated under Section 6.02 of the Contract selects a period certain form of payment, no period certain can be longer than applicable life expectancy under IRS tables in Treasury Regulations Section 1.72-9.

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9.   GENERAL PROVISIONS  (PART IX)

     TERMINATION OF CONTRACT

     If this Contract fails to qualify as a Roth individual retirement annuity under Sections 408A(b) and 408A of the Code, we will have the right to terminate the Contract. We may do so, upon receipt of notice of such fact, before the Annuity Commencement Date. In that case, we have the right to pay the Annuity Account Value less a deduction for the part which applies to any Federal income tax payable by you which would not have been payable with respect to a Roth individual retirement annuity which meets the terms of Sections 408A and 408(b) of the Code. However, we may also, at your request, transfer the Annuity Account Value to a another annuity contract issued by an affiliate, subsidiary or us.

     REPORTS AND NOTICES

     We will send you a report as of the end of each calendar year showing the status of the Contract and any other reports required by the Code.

     ASSIGNMENTS, NONTRANSFERABILITY, NONFORFEITABILITY.

     You may not transfer this Contract.

     Your rights under this Contract may not be assigned, pledged or transferred except as permitted by law. You may not name a new Owner, except as described in this Endorsement in relation to Death Benefits.


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